FLIR Systems Announces Third Quarter 2010 Financial Results

Revenue Up by 16%; Increasing Revenue and EPS Outlook for 2010

PORTLAND, OR -- (Marketwire - October 21, 2010) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the third quarter ended September 30, 2010. Revenue was $332.5 million, up 16% compared to third quarter 2009 revenue of $285.6 million. Operating income in the third quarter was $85.8 million, compared to $89.3 million in the third quarter of 2009. Third quarter 2010 net income was $63.0 million, or $0.39 per diluted share, compared with net income of $60.0 million, or $0.38 per diluted share in the third quarter a year ago. Cash provided by operations in the third quarter was $85.1 million.

During the third quarter, Raymarine contributed $36.9 million of revenue and $1.0 million of operating income. Corporate expenses were impacted by $2.5 million in costs associated with the acquisition of ICx Technologies. The Company also reached an agreement in principle to settle all pending patent claims relating to a lawsuit dating back to 2007. This settlement resulted in an accrual of $3.0 million in the third quarter.

Revenue for the nine months ended September 30, 2010 was $950.9 million, up 14% compared to revenue for the first nine months of 2009 of $835.5 million. Operating income for the nine months ended September 30, 2010 was $259.9 million, up 1% from the same period a year ago. Net income for the nine months ended September 30, 2010 was $178.3 million, or $1.11 per diluted share, compared with net income of $170.0 million, or $1.07 per diluted share, in the same period a year ago. Acquisition-related expenses, including expenses associated with post-acquisition restructuring at Raymarine, totaled $8.3 million in the first nine months of the year. Cash provided by operations for the first nine months of 2010 was $209.9 million.

Revenue during the quarter from the Company's Government Systems division was flat from the third quarter of 2009, at $163.2 million. Revenue from the Company's Commercial Systems division, excluding Raymarine, increased 8% from the third quarter of 2009, to $132.4 million. Within the Commercial Systems division, revenue from Commercial Vision Systems increased 17% from the third quarter of last year, to $61.4 million, reflecting strong growth in transportation, cores and personal vision systems. Revenue from Thermography increased 2% from the third quarter of last year, to $71.0 million, with growth in gas imaging and test and measurement markets partially offset by weakness in Europe.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $533 million at September 30, 2010, an increase of $15 million during the quarter. Backlog in the Government Systems division was $386 million, up $10 million during the quarter, due to strong U.S. government orders. Backlog in the Commercial Vision Systems division was $116 million, up $12 million during the quarter, while backlog in the Thermography division was $23 million, up $1 million during the quarter.

"We are very pleased with our third quarter results. Operating income was reduced by legal reserves and acquisition-related costs, but these costs were largely offset by a lower tax rate and our resulting margins were very strong. We continue to execute on our strategy and deliver strong operating performance. Our Government Systems division was able to grow backlog in an unclear political environment. The Commercial Systems division continues to grow rapidly while increasing profitability. Our initiatives to diversify our end-markets, reduce costs, innovate, and strengthen our financial position have positioned us very well for continued growth into the future," noted Earl Lewis, President and CEO.

Revenue and Earnings Outlook for 2010
Based on financial results for the first nine months of 2010, the recent Raymarine and ICx acquisitions, and the outlook for the remainder of the year, FLIR management is increasing its outlook for revenue and earnings per share for the full year 2010. Management currently expects revenue for 2010 to be in the range of $1.375 billion to $1.4 billion and net earnings to be in the range of $1.53 to $1.56 per diluted share.

Conference Call
FLIR has scheduled a conference call at 11:00 am ET today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 2:00 PM ET at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #16315804 after 2:00 PM ET.

About FLIR Systems
FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements
The statements in this release by Earl R. Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2010" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with U.S. export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

(Tables Attached)

                             FLIR SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF INCOME
             (In thousands, except per share amounts)(Unaudited)

                                Three Months Ended      Nine Months Ended
                                   September 30,           September 30,
                              ----------------------  ----------------------
                                 2010        2009        2010        2009
                              ----------  ----------  ----------  ----------

Revenue                       $  332,497  $  285,553  $  950,928  $  835,527
Cost of goods sold               150,389     122,736     420,143     353,047
                              ----------  ----------  ----------  ----------
    Gross profit                 182,108     162,817     530,785     482,480

Operating expenses:
  Research and development        28,520      21,294      81,632      66,935
  Selling, general and
   administrative                 67,801      52,204     189,209     158,199
                              ----------  ----------  ----------  ----------
    Total operating expenses      96,321      73,498     270,841     225,134

    Earnings from operations      85,787      89,319     259,944     257,346

Interest expense                     349       1,238       2,472       5,743
Other expense (income), net      (1,085)       1,664     (3,318)       1,732
                              ----------  ----------  ----------  ----------

    Earnings before income
     taxes                        86,523      86,417     260,790     249,871

Income tax provision              23,568      26,382      82,486      79,912
                              ----------   ---------   ---------   ---------

    Net earnings              $   62,955  $   60,035  $  178,304  $  169,959
                              ==========  ==========  ==========  ==========

Net earnings per share:
  Basic                       $     0.40  $     0.40  $     1.15  $     1.14
                              ==========  ==========  ==========  ==========
  Diluted                     $     0.39  $     0.38  $     1.11  $     1.07
                              ==========  ==========  ==========  ==========

Weighted average shares
 outstanding:
  Basic                          158,215     151,573     155,223     148,475
                              ==========  ==========  ==========  ==========
  Diluted                        160,925     160,287     161,440     161,477
                              ==========  ==========  ==========  ==========

                             FLIR SYSTEMS, INC.

                         CONSOLIDATED BALANCE SHEETS
                          (In thousands)(Unaudited)

                                             September 30,     December 31,
                                                  2010             2009
                                            ---------------  ---------------
                  ASSETS

Current assets:
   Cash and cash equivalents                $       379,903  $       422,047
   Accounts receivable, net                         272,501          234,974
   Inventories                                      264,757          216,500
   Prepaid expenses and other current
   assets                                            87,847           93,276
   Deferred income taxes, net                        15,893           13,231
                                            ---------------  ---------------
     Total current assets                         1,020,901          980,028

Property and equipment, net                         176,586          139,112
Deferred income taxes, net                           17,878            5,322
Goodwill                                            366,431          262,331
Intangible assets, net                              124,579           59,180
Other assets                                         28,891           48,571
                                            ---------------  ---------------
                                            $     1,735,266  $     1,494,544
                                            ===============  ===============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                         $        78,428  $        53,319
   Deferred revenue                                  15,398           20,986
   Accrued payroll and related liabilities           38,860           39,809
   Accrued product warranties                        18,147            9,438
   Advance payments from customers                   13,737            8,616
   Accrued expenses                                  31,980           25,941
   Other current liabilities                          7,442           13,273
   Accrued income taxes                              11,768           15,504
                                            ---------------  ---------------
     Total current liabilities                      215,760          186,886

Long-term debt                                           --           58,022
Deferred income taxes                                23,952            2,222
Accrued income taxes                                  8,732            4,550
Pension and other long-term liabilities              46,695           39,115

Commitments and contingencies

Shareholders' equity                              1,440,127        1,203,749
                                            ---------------  ---------------
                                            $     1,735,266  $     1,494,544
                                            ===============  ===============

Company Contact:
Shane Harrison
+1 503.498.3162
www.flir.com